UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Feburary 4, 2008

Mezey Howarth Racing Stables, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Ave Pico, Ste C-629
San Clemente, California 92673

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (949) 429-4007

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into Definitive Agreement

(A)  On February 4, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the "Investor"). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase ("Puts") shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date. The put date shall be the date that the Investor receives a put notice of a draw down by us. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the Common Stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering 25,000,000 shares of the common stock underlying the Investment Agreement within 15 days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs. A copy of the Investment Agreement which is filed with this report as Exhibit 99.1 and incorporated herein by reference.

(B)  On February, 4, 2008, Mezey Howarth Racing Stables, Inc. ("MZYH") entered into a binding Letter of Intent ("LOI") for a proposed transaction with ABTTC, Inc. ("ABTTC"). The LOI contemplates the purchase by MZYH of ABTTC for a purchase price of $7.75 million, payable in Company stock, consisting of a two and half  year earn out payment. The earn out payments consist of $1,750,000 payable upon announcement of the deal and the remaining payable in 10 quarterly payments after the close of the deal.  ABTTC is a treatment center located in Temecula, CA and will become a wholly owned subsidiary of MZYH.  MZYH will continue to primarily focus on horse racing.  The $1,750,000 shall be considered a Break Up fee should MZYH not close on the deal prior to Feburary 29, 2008.

The parties intend to sign a definitive acquisition agreement and close the purchase transaction as soon as practicable and have agreed to use their best efforts to close by February 29, 2008.

The description set forth herein of the terms and conditions of the LOI is qualified in its entirety by reference to the full text of the LOI, which is filed with this report as Exhibit 99.2 and incorporated herein by reference.

Paul Howarth, officer and Director of MZYH, is a shareholder of ABTTC.  As such Mr. Howarth has refrained from and will continue to refrain from any participation in the negotiations regarding this Transaction.  Furthermore, Mr. Howarth has excused himself from any Board of Director and shareholder vote.

The Company will put the the matter to a shareholder vote on February 22, 2008.

This report contains statements about the future, sometimes referred to as "forward-looking"statements. Forward-looking statements are typically identified by the use of the words, "believe," "may," "should," "expect," "anticipate," "estimate" "project," "propose," "plan," "intend,"and similar words and expressions. Forward-looking statements are not guarantees of completion of proposed transactions, availability of tax-free treatment, or similar matters. Forward-looking statements are subject to risks and uncertainties outside MZYH’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see MZYH's other SEC reports.

Item 8.01 Other Events.

(a) On February 4, 2008 the company entered into a consulting agreement with Brian Meshkin to assist the Company in scientific research into thoroughbred, including but not limited to nutritional supplement and studies that will assist in identifying genetic  precursors relating to injury.

(b) On Feburary 1, 2008, The Board of Directors approved new employments with J. Wade Mezey and Paul Howarth.  These agreements have beel attached hereto as Exhibit 99.3 and 99.4 and incorporated herein by reference.  Mr. Mezey and Mr Howarth has both agreed to continue to defer their salaries until the Company has sufficient resources.

(C) On Feburary 1, 2008 The Board of Directors approved the conversion a note in the amount of $500,000 payable to J. Wade Mezey that was lent to the Company into 5,000,000 shares of Series A Preferred Stock.  The Certificate of Designation has been attached hereto as exhibit 99.5.

(D) The Board of Directors approved the conversion of the outstanding salaries from July 2007 through January 2008 payable to J. Wade Mezey and Paul Howarth.  The amount that was deferred was $150,000 for each Mr. Howarth and Mr. Mezey and where converted pursurant to the employment agreements at the time into 1,500,000 restricted shares each.

(E) The Board of Directors has set February 20, 2008 as the date of the annual shareholder meeting.  The meeting shall take place at the Balboa Bay Club at 11:30 in the Mariner B room.

The meeting is open to all, however, shareholders of record as of February 8, 2008 shall be entitled to vote.  The matters to be voted on include the Board of Directors, the ABTTC acquistions and any other matters presented to the Company's Board of Directors.  The Company shall not request proxies for the meeting.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 1, 2008	Mezey Howarth Racing Stables, Inc.
By: /s/ J. Wade Mezey
Title: Chief Executive Officer